UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 12, 2008

SEMGROUP ENERGY PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

DELAWARE	001-33503	20-8536826
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

Two Warren Place 6120 South Yale Avenue, Suite 500 Tulsa, Oklahoma	74136
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (918) 524-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 12, 2008, SemGroup Energy Partners, L.L.C. (the “Operating Company”), a wholly-owned subsidiary of SemGroup Energy Partners, L.P. (the “Partnership”), completed the acquisition of certain pipeline and related assets (the “Acquired Assets”) from SemCrude, L.P. (the “Seller”), a subsidiary of SemGroup, L.P. (“SemGroup”), pursuant to a Purchase and Sale Agreement (the “Purchase Agreement”), dated May 12, 2008, by and between the Operating Company and SemCrude. The Operating Company purchased the Acquired Assets for aggregate consideration of $45.0 million. The acquisition was funded with borrowings under the Partnership’s Amended and Restated Credit Agreement, dated February 20, 2008, among the Partnership, Wachovia Bank, National Association, as Administrative Agent, L/C Issuer ands Swing Line Lender, Bank of America, N.A., as Syndication Agent and the other lenders from time to time party thereto.

Pursuant to the Purchase Agreement, the Seller has agreed to indemnify the Operating Company, its affiliates, including the Partnership, and their respective officers, directors, employees, counsel, accountants, financial advisers and consultants (the “Buyer Indemnified Parties”) from and against all losses arising from or out of (i) any breach of the Seller’s representations, warranties or covenants in the Purchase Agreement, (ii) the operation of the Acquired Assets prior to the Operating Company’s acquisition of them, including any environmental or tax losses, (iii) any excluded assets and (iv) any retained obligations. The Operating Company agreed to indemnify the Seller, its affiliates and their respective officers, directors, employees, counsel, accountants, financial advisers and consultants from and against all losses arising from or out of (i) any breach of the Operating Company’s representations, warranties or covenants in the Purchase Agreement, (ii) the operation of the Acquired Assets after the Operating Company’s acquisition of them, and (iii) any assumed obligations. Certain of the Seller’s indemnification obligations are subject to an aggregate deductible $150,000 and a cap equal to $1.5 million. Indemnification for losses incurred by the Buyer Indemnified Parties that are attributable to the excluded assets, retained obligations or operation of the Acquired Assets prior to the Operating Company’s acquisition of them are not subject to such deductible or cap.

The board of directors of the Partnership’s general partner approved the acquisition based on a recommendation from its conflicts committee, which consists entirely of independent directors. The conflicts committee retained independent legal and financial advisors to assist it in evaluating the transaction.

The Acquired Assets include a 130-mile, 8-inch pipeline that originates in Ardmore, Oklahoma and terminates in Drumright, Oklahoma as well as other real and personal property related to the pipeline. The Partnership expects to invest up to $3.5 million to convert the pipeline to a crude oil pipeline and to construct an additional 10-mile, 6-inch pipeline from Drumright to Cushing, Oklahoma. The Partnership expects to connect the pipeline to its storage facilities in Cushing by the first quarter of 2009. At the time that the pipeline becomes operational, the volumes transported on the pipeline will become subject to the Throughput Agreement that has been entered into among the Partnership and certain its subsidiaries and SemGroup and certain of its subsidiaries. In addition, the provision of general and administrative and operating services relating to the Acquired Assets will be included in the $7.0 million administrative fee payable by the Partnership to SemGroup and its affiliates pursuant to the Omnibus Agreement that has been entered into among the Partnership and certain its subsidiaries and SemGroup and certain of its subsidiaries.

Each of the Operating Company, the Partnership, the Partnership’s general partner and the Seller are indirect subsidiaries of SemGroup. As a result, certain individuals, including officers and directors of SemGroup, serve as officers and/or directors of more than one of such entities.

The description of the Purchase Agreement in this report is qualified in its entirety by reference to the copy of the Purchase Agreement filed as Exhibit 2.1 to this Current Report, which is incorporated by reference into this Current Report in its entirety.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The description under Item 1.01 is incorporated in this Item 2.01 by reference.

Item 7.01.	Regulation FD Disclosure.

On May 12, 2008, the Partnership announced that it had completed the acquisition of the Acquired Assets pursuant to the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Exchange Act.

EXHIBIT NUMBER	DESCRIPTION
2.1#	Purchase and Sale Agreement, dated as of May 12, 2008, by and between SemCrude, L.P. and SemGroup Energy Partners, L.L.C..

99.1	Press release dated May 12, 2008.

#	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMGROUP ENERGY PARTNERS, L.P.

	By:	SemGroup Energy Partners G.P., L.L.C.
its General Partner

Date: May 15, 2008	By:	/s/ Alex G. Stallings
Alex G. Stallings, Chief Accounting Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
2.1#	Purchase and Sale Agreement, dated as of May 12, 2008, by and between SemCrude, L.P. and SemGroup Energy Partners, L.L.C..

99.1	Press release dated May 12, 2008.

#	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.